Exhibit 10.1

Consulting Agreement

This agreement (hereinafter this “Agreement”) is made as of the 21st day of October, 2013 (the “Effective Date”), by and between Vida Media, LLC, a Nevada limited liability company with a place of business at 631 N. Stephanie Street, Suite 284, Henderson, NV 89014 (“VIDA”), and MeeMee Media, Inc., a Nevada corporation with a place of business at 6630 West Sunset Blvd., Los Angeles, CA 90027 (“MeeMee”). VIDA and MeeMee are sometimes hereinafter referred to individually as a “Party” and jointly as the “Parties.”

1.	Preamble.

a.	MeeMee is seeking to complete the acquisition of a Latin American mobile content target (the “RTO”).
b.
VIDA has developed a video content business plan and has been in discussions with numerous media content providers throughout Latin America to open up opportunities for video content acquisition and exploitation.  Its business plan and intrinsic expertise is highly synergistic with the RTO.

c.
VIDA’s principals, Peter Heumiller and Karl Loriega, have unique experience, skills and expertise in video content acquisition, distribution, development, packaging, management and development of ancillary revenue streams in Latin America.

d.	MeeMee desires to engage VIDA to provide, and VIDA desires to provide to MeeMee, certain consulting services on the terms and subject to the conditions set forth herein.

2.
Engagement and Scope of Services. MeeMee hereby engages VIDA, via its principals, Peter Heumiller and Karl Loriega, on a non-exclusive basis, to develop MeeMee’s business for the origination and delivery of new video content in Latin America (the “Services”); provided, however, that the Services shall not include any services relating to programming content targeting infants and toddlers up to three (3) years of age or their parents in Latin America.  Heumiller and Loriega shall each be named “Senior Consultants” for MeeMee starting on the Effective Date and ending December 31, 2013 (the “Consulting Period”). During the Consulting Period, VIDA shall use its best commercial efforts to execute on those opportunities that it has identified in the business plan and keep MeeMee informed of all business opportunities that come to its attention and appear beneficial to MeeMee’s business so that MeeMee can obtain the maximum benefits from VIDA’s knowledge base, experience and network.  During the Consulting Period, (i) any and all assets and video content developed and created by VIDA prior to the Consulting Period shall remain the sole property of VIDA (the “VIDA Assets”); and (ii) any and all market data, market intelligence, business opportunities and business plans developed and created by VIDA shall be the sole property of MeeMee (the “MeeMee Assets”).

3.	Compensation and Working Capital. As and for compensation for the Services and to furnish working capital for VIDA in connection with its activities on behalf of MeeMee,

a.
MeeMee shall pay VIDA the non-refundable sum of One Hundred Thousand Dollars ($100,000.00) through December 31, 2013, as follows: $10,000.00 within five days of execution of this Agreement, $10,000 in each of the three weeks that follow, and $15,000.00 per week thereafter until the sum is paid in full.

Consulting Agreement	Page 1

b.
As promptly as practical after the date hereof, MeeMee shall issue One Hundred Thousand (100,000) restricted common shares of MeeMee to each of the two members of VIDA (i.e., All Screens Media, LLC and Kalayo, Inc. (collectively, “Members”)) (for a total of Two Hundred Thousand (200,000) restricted common shares). Such shares shall vest immediately and not be subject to forfeiture. VIDA shall cause its Members to execute and deliver MeeMee’s standard form of restricted stock subscription agreement and accredited investor questionnaire upon MeeMee’s presentation of such documentation  to VIDA.

c.
As promptly as practical after the date hereof, MeeMee shall issue a warrant to purchase One Hundred Thousand (100,000) restricted common shares of MeeMee to each of the Members of VIDA (for a total of Two Hundred Thousand (200,000) restricted common shares). The foregoing warrant shall have the same exercise price as the lowest exercise price for any share purchase warrants issued in connection with MeeMee’s anticipated RTO financing (or if such financing does not occur, at an exercise price to be mutually agreed to by the Parties, but in which case at an exercise price that is not higher than the exercise price of any share purchase warrants issued to investors between the date of this Agreement and the date of issuance of the warrants to VIDA) and shall have an exercise period of three years from the date of full vesting. The foregoing warrant shall vest and become exercise-able on and after December 31, 2013 or January 15, 2014, but only if the latter date is required by MeeMee to match up with the effective date of its other outstanding warrants.  VIDA shall cause its Members to execute and deliver a warrant agreement, in form and substance reasonably acceptable to the Parties, in connection with the issuance of such warrants.

4.	Acquisition of VIDA.

a.	Preconditions for Acquisition. MeeMee shall have the right (but not the obligation) to acquire VIDA, including the continuing services of its Members, if either of the following occurs:

i.
MeeMee completes the RTO by no later than February 15, 2014 and, for purposes of executing the new video content business plan (the “Plan”), is able to provide, immediately available funding for such plan in the amount of One Million Dollars ($1,000,000.00), together with a comittment to provide an additional One Million Dollars of funding in quarterly installments of Two Hundred Fifty Thousand Dollars ($250,000) over the ensuing twelve months, less any sums already paid pursuant to paragraph 3.a above; or

ii.	MeeMee is able to provide immediately available funding in the amount of Two Million Dollars ($2,000,000.00) no later than February 15, 2014, for purposes of executing the Plan.

Events upon Closing. If MeeMee elects to acquire VIDA, the following events shall occur no later than upon closing of any acquistion of VIDA by MeeMee:

i.
MeeMee shall provide VIDA with such documentation as is reasonably required by VIDA to demonstrate the immediate availability of the funding referred to in paragraphs 4.a.i. or 4.a.ii (as applicable) as the operating capital necessary to execute the Plan;

Consulting Agreement	Page 2

ii.
the Parties shall negotiate in good faith and execute an appropriate agreement transferring to MeeMee all of the assets of VIDA, which such agreement shall include, without limitation, binding ADR provisions that shall apply in the event of breach by any Party of their respective warranties, representations, promises and/or covenants contained in such agreement;

iii.
As consideration for the purchase of VIDA, MeeMee shall issue Four Hundred Thousand (400,000) restricted common shares of MeeMee to each of the Members of VIDA (for a total of Eight Hundred Thousand (800,000) restricted common shares). Such shares shall vest over twelve months, pro rata, on a quarterly basis. VIDA shall cause its Members to execute and deliver MeeMee’s standard form of restricted stock subscription agreement and accredited investor questionnaire upon MeeMee’s presentation of such documentation to VIDA;

iv.
As consideration for the purchase of VIDA, MeeMee shall issue a warrant to purchase Four Hundred Thousand (400,000) restricted common shares of MeeMee to each of the Members of VIDA (for a total of Eight Hundred Thousand (800,000) restricted common shares). The foregoing warrant shall have the same exercise price as the exercise price for any share purchase warrants issued in connection with MeeMee’s anticipated RTO financing (or if such financing does not occur, at an exercise price to be mutually agreed to by the Parties) and shall have an exercise period of three years from the date of full vesting.  The foregoing warrant will vest over twelve months, pro rata, on a quarterly basis. VIDA shall cause its Members to execute and deliver a warrant agreement, in form and substance reasonably acceptable to the Parties, in connection with the issuance of such warrants.

v.
Heumiller and Loriega shall become employees of MeeMee pursuant to executive employment agreements, each such agreement to be negotiated by the Parties in good faith, provided, however, that such employment agreements shall not contain no less than the following terms: base salaries for each of Heumiller and Loriega consistent with salaries of top executives of MeeMee (not including the CEO and Executive Chairman), but in no event less than Two Hundred Thousand Dollars ($200,000.00); together with benefits and participation in defined stock and bonus programs for Heumiller and Loriega consistent with the benefits and programs granted to top executives of MeeMee (not including the CEO and Executive Chairman) and irrespective of the grants of stock to VIDA’s Members under paragraphs 3 and 4 above. Notwithstanding the foregoing, the Parties shall negotiate in good faith in the event the Parties deem it beneficial to MeeMee and VIDA (or the VIDA content division) to designate portions of the base salaries of Loriega and Heumiller to third party consultants and/or staff.

5.	Confidential Information and Work Product.

a.
VIDA acknowledges that MeeMee and its affiliates continually develop MeeMee Confidential Information (as defined below); that VIDA may develop MeeMee Confidential Information for MeeMee or its affiliates; and that VIDA may learn of MeeMee Confidential Information during the course of its engagement. VIDA will comply with the policies and

Consulting Agreement	Page 3

procedures of MeeMee and its affiliates for protecting MeeMee Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of its duties and responsibilities to MeeMee and its affiliates, any MeeMee Confidential Information obtained by VIDA incident to its engagement or other association with MeeMee or any of its affiliates. VIDA understands that this restriction shall apply to its Members and its direct or indirect employees and shall continue to apply after its engagement hereunder terminates, regardless of the reason for such termination.

b.
All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of MeeMee or any of its affiliates and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by MeeMee, but excluding the VIDA Assets,  shall be the sole and exclusive property of MeeMee. VIDA shall safeguard all Documents and shall surrender at the time its engagement hereunder terminates, or at such earlier time or times as MeeMee may specify, all Documents and all other property of MeeMee and its affiliates then in the VIDA’s possession or control.

c.
For purposes hereof, “MeeMee Confidential Information” shall mean any and all information of MeeMee and its affiliates that is not generally known by those with whom MeeMee or any of its affiliates competes or does business, or with whom MeeMee or any of its affiliates plans to compete or do business, including without limitation (i) information related to its products, technical data, methods, processes, know-how and inventions, (ii) the development, research, testing, marketing and financial activities and strategic plans of MeeMee and its affiliates, including the MeeMee Assets, (iii) the manner in which they operate and their business plans and strategies, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and potential customers and its affiliates and (vi) the persons and entities with whom MeeMee and its affiliates have business relationships and the nature and substance of those relationships.  MeeMee Confidential Information does not include information that enters the public domain, other than through a breach by VIDA or another person of an obligation of confidentiality to MeeMee or any of its affiliates.

d.
MeeMee acknowledges that VIDA has VIDA Confidential Information (as defined below) and that MeeMee may learn of VIDA Confidential Information during the course of this Agreement. MeeMee will comply with the policies and procedures of VIDA and its affiliates for protecting VIDA Confidential Information and shall not disclose to any person or use, other than as required by applicable law or in connection with VIDA’s performance under this Agreement. MeeMee understands that this restriction shall apply to its direct or indirect employees and shall continue to apply after its engagement hereunder terminates, regardless of the reason for such termination.

e.
For purposes hereof, “VIDA Confidential Information” shall mean any and all information of VIDA as of the date of this Agreement that is not generally known by those with whom VIDA competes or does business, including without limitation (i) information related to its products, technical data, methods, processes, know-how and inventions, (ii) the development, research, testing, marketing and financial activities and strategic plans of VIDA, (iii) the manner in which VIDA operates and its business plans and strategies, (iv) VIDA’s costs and sources of supply, (v) the identity and special needs of the customers and

Consulting Agreement	Page 4

potential customers of VIDA, and (vi) the persons and entities with whom VIDA has a business relationships and the nature and substance of those relationships.  VIDA Confidential Information does not include the MeeMee Assets developed by VIDA under this Agreement, and information that enters the public domain, other than through a breach by MeeMee or another person of an obligation of confidentiality to VIDA.

6.
Representations and Warranties.  VIDA represents and warrants to MeeMee that (a) it has the full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and that this Agreement is binding and enforceable against it;  (b) the execution of this Agreement and the performance of its obligations hereunder does not and will not violate any applicable law, rule or regulation or otherwise conflict with or violate any other agreement to which VIDA is a party (including, without limitation, its Consultancy Agreement with BFTV, LLC dated as of June 12, 2013) which is or would reasonably be expected to have a materially adverse effect to this Agreement or any transactions or arrangements contemplated hereunder; and (c) Peter Heumiller and Karl Loriega are the sole owners of VIDA and have consented to this Agreement and the transactions described herein.

7.
Notice. Any notice which either Party hereto is required or desires to give to the other shall be in writing and may be sent pre-paid via a reputable express mail delivery service which requires signature upon delivery, or by facsimile or e-mail, provided, however, that notice by facsimile or e-mail shall be effective only if the sender receives confirmation of correct transmission or a response from the recipient that indicates or reflects the fact that such notice was received. Notice sent via reputable express mail delivery service shall be deemed effective two days after sending. Notices to each Party shall be addressed as indicated on the first page of this Agreement or to such other addresses as one Party may notify the other in writing from time to time.

8.	Construction.

a.
Amendments in Writing. No amendment to or modification of this Agreement or any of its terms and conditions shall be valid or binding on the Parties unless made in writing and signed by a duly authorized representative of both Parties.

b.
Assignment. Neither Party may transfer or assign this Agreement or any of its rights hereunder, whether temporarily or permanently, voluntarily or involuntarily, and whether by merger (where the transferring or assigning Party is the disappearing corporation or entity), consolidation, dissolution, operation of law or any other manner without the prior written consent of the other Party. The non-assigning Party shall be entitled to void any purported assignment in violation of this paragraph 8.b and terminate the Consulting Period, which termination shall be deemed to have taken effect as of the purported assignment’s occurrence. Any such termination is without prejudice to the non-assigning Party’s claim for damages.

c.	Binding Effect. The rights and benefits of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the Parties' respective successors and assigns.

d.	Cumulative Remedies. All rights and remedies of the Parties, whether at law or in equity, shall be cumulative and none of them shall be in limitation of any other right or remedy.

Consulting Agreement	Page 5

e.	Effective Date. If no date is entered on the first line of this Agreement, then the Effective Date shall be the date of signing of the last Party to sign this Agreement.

f.
Enforceability/Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, the remaining provisions of this Agreement shall remain in full force and effect. However, if such void, voidable, invalid or inoperative provision is a material term or condition of this Agreement, the Parties shall supply a substitute provision, negotiated in good faith, which comes closest to their original intent.

g.
Entire Agreement. This Agreement is the entire agreement and understanding between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written communications, proposals, understanding, agreements and representations between the Parties with respect to said subject matter.

h.
Governing Law. This Agreement and any dispute or controversy arising out of or related hereto and/or the relationship between the Parties established herein (“Claims”) shall be governed by and construed, interpreted and resolved in accordance with the laws of the State of Nevada without regard to its choice of law provisions; provided, however, that any procedural or substantive Claim conflicting with or falling under the exclusive jurisdiction of United States federal law shall be governed by, and construed, interpreted and resolved in accordance with United States federal law without regard to its choice of law provisions. All Claims shall be submitted exclusively to the federal and state courts of competent jurisdiction located in Las Vegas, Nevada, and the Parties hereby unconditionally and irrevocably consent and submit to such exclusive jurisdiction and venue, and waive any objection they may now or hereafter have with respect thereto.

i.	Headings. The paragraph headings in this Agreement are solely for the convenience of the Parties and have no legal or contractual significance.

j.
Independent Entities. During the Consulting Period, this Agreement does not create a partnership, employment relationship, agency, franchise or joint venture relationship between the Parties.  It is understood and agreed that VIDA is and will be an independent contractor.  VIDA’s Members and its direct or indirect employees may perform Services under MeeMee’s general direction as to the result of activity but VIDA shall determine, in its discretion, the manner and means by which the Services are accomplished.  VIDA acknowledges and agrees that it, and its Members or direct or indirect employees, as applicable, are obligated to report as income all compensation received pursuant to this Agreement, and VIDA agrees to and acknowledges the obligation to comply with all applicable tax laws and pay all taxes that are due.

k.
Presumptions. This Agreement shall be construed without regard to any presumption or other rule permitting construction against the Party causing this Agreement to be drafted and shall not be construed more strictly in favor of or against either Party.

l.	Rights of Third Parties. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever.

Consulting Agreement	Page 6

m.
Signature and Counterparts. This Agreement may be signed in counterparts and transmitted by one Party to the other via email or facsimile. Said counterparts, taken together, shall constitute one agreement. If this Agreement is signed in counterparts, neither Party shall be bound by this Agreement until both Parties have duly executed a counterpart hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Vida Media, LLC		MeeMee Media, Inc.
By:	/s/ PETER HEUMILLER	By:	/s/MARTIN DOANE
Name:	Peter Heumiller	Name:	Martin J. Doane
Title:	Managing Member	Title:	Executive Chairman
Date:	October 21, 2013	Date:	October 21, 2013

Consulting Agreement	Page 7